Exhibit No. 19

TRADING IN SECURITIES BY EMPLOYEES, OFFICERS, DIRECTORS AND OTHERS

(Company Policy CP-70.D)

This is a Company Policy of Armstrong World Industries, Inc. (“Armstrong”).

It applies to you, in your capacity as an Armstrong employee, and to all employees, directors, and officers of Armstrong and its subsidiaries worldwide, and others as set forth below.

1.
PURPOSE AND OBJECTIVES

We must observe laws that deal with trading in Armstrong Securities (as defined below). The law bars directors, officers, employees and other individuals who possess material non-public information from trading on the basis of that information. Transactions will be considered “on the basis of” material non-public information if the person engaged in the transaction was aware of the material non-public information at the time of the transaction. In some circumstances the law also holds supervisors responsible for improper trading by employees that could have been prevented. Unless otherwise authorized, you also may not reveal non-public information to outsiders.

This Policy also goes beyond what the law requires in order to protect public confidence in the integrity of the markets for Armstrong Securities. For this reason, your purchases of Armstrong Securities should be made for the purpose of long-term investment. Short-Term Trading (as defined below) and other speculative transactions involving Armstrong Securities are prohibited.

Personal financial emergency or other personal circumstances are not mitigating factors under the securities laws and will not excuse a failure to comply with this Policy.

2.
PEOPLE COVERED BY THIS POLICY

All Armstrong employees, officers, directors, consultants, agents, contractors and temporary workers (“Armstrong personnel”) are subject to this Policy. It applies at the Armstrong parent company and all divisions and worldwide subsidiaries. More stringent requirements specified below apply only to directors, executive officers and “Designated Employees”.

You may not do indirectly something that you can’t do directly. This restriction means that this Policy, including the obligations and prohibitions contained herein, applies with equal force to your immediate family1 and any person or entity whose trading is influenced, directed or controlled by you, any trust of which you or your spouse or domestic partner serves as trustee and any entity in which you or a member of your immediate family has a material ownership or shares investment control.2 You are responsible for ensuring that these other individuals and entities comply with this Policy.

1 For purposes of this Policy, immediate family includes (a) family members who reside in the same household with you (including your spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, but only if they reside in the same household with you), (b) children of you or of your spouse or domestic partner who do not reside in the same household with you but are financially dependent upon you and (c) any other family members who do not reside in your household but whose transactions are directed by you.

2 For purposes of this Policy, entities you control include entities controlled by you and/or by your immediate family, including any estate planning trust for which you and/or any of your immediate family serves as trustee, and other trusts, corporations, partnerships and other entities (including investment clubs) at which you and/or any of your immediate family hold a majority of the voting power or a majority of the seats on the board (or similar governing body) or for which you and/or any of your immediate family have a practical ability to make all investment decisions, whether as an officer or employee, by contract or otherwise.

3.
DEFINITIONS OF TERMS USED HERE

“Armstrong” and the “Company” mean Armstrong World Industries, Inc. and all worldwide subsidiaries.

“Armstrong personnel” has the meaning specified in Section 2 above.

“Armstrong Securities” or “Company Securities” are Securities issued by or based upon the performance of Armstrong.

“Call” means an option that gives its purchaser the right to purchase stock:

•
from the option seller;
•
for a limited period of time (usually 30, 60 or 90 days); and
•
generally at the market or other strike price at the time the option is written.

The option purchaser is not obligated to exercise the option if market conditions are not in the purchaser’s favor.

“Designated Employees” means employees within the Legal, Finance, Investor Relations or other departments or operations of the Company who are designated in writing as such by the General Counsel, the CFO, the Treasurer or the Controller. Employees who from time to time may have access to confidential financial or operating information will be identified as Designated Employees.

“Executive Officer” means an officer who is advised by the Legal Department that they are required to file reports of stock ownership and transactions with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Material non-public information” is information that is both “material” and “non-public”.

“Material” information is any information for which there is a substantial likelihood that a reasonable investor would consider it important in a decision to buy, hold, sell, vote or make any other investment decision regarding securities or other financial instruments or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security or other financial instrument. Any information that could reasonably be expected to affect the price of our Securities is likely to be considered “material”. Either positive or negative information may be material. Common examples of information that can be regarded as material includes information about:

•
financial results, financial condition, projections, estimates or performance relative to operations, earnings or financial condition;

•
the creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•
joint ventures, mergers, acquisitions or tender offers;
•
contracts (or contract terminations) involving significant products, supplies or services;
•
significant purchases or asset sales, or the disposition of a subsidiary;
•
changes in dividend policies, a stock split or the offering of additional securities;
•
changes in the board of directors or senior management;
•
significant discoveries, new products or marketing changes;
•
restatements of financial results, or significant impairments, significant write-offs or significant changes in reserves;
•
significant cybersecurity incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•
significant litigation or government investigation; and
•
the gain or loss of a substantial customer or supplier.

We can’t supply a complete list of material information because one does not exist. If you have any questions as to whether information is “material”, you should contact the Company’s Legal Department. In general, it is advisable to resolve any close questions as to the materiality of information by assuming the information is material.

“Non-public” information is any information that has not been broadly disclosed to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered non-public until at least one full trading day has elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. All information remains non-public until it is publicly disclosed by the Company through authorized channels. Treat all such information as confidential and proprietary. You may not disclose it to others, including relatives or business or social acquaintances. Similarly, information about another company you receive in the course of your work at Armstrong in circumstances indicating that it is not yet in public circulation must be considered non-public. (See Section 8 below.)

“Put” means an option that gives its purchaser the right to sell stock:

•
to the option seller;
•
for a limited period of time (usually 30, 60 or 90 days); and

•
at the market price of such stock at the time the option is written or at an agreed-upon price known as the “Strike Price”.

The option purchaser is not obligated to exercise the option if market conditions are not in the purchaser’s favor.

“Securities” means any stock, preferred stock, bonds, debentures, notes or other debt securities, options, warrants or other derivative or financial instrument issued by or based upon the performance of a company.

“Short Selling” is a technique in which an investor agrees to sell stock that he/she does not currently own to another person at a future time (usually 30, 60 or 90 days). The investor expects to purchase the stock at a lower price in the future prior to the time he/she has committed to sell it. The investor will profit only if the price of the stock declines.

“Short-Term Trading” means any purchase and sale or sale and purchase of Armstrong Securities within thirty (30) calendar days where such subsequent transaction results in an investment gain to the individual or entity placing the transaction. Note that Directors and Executive Officers are also subject to the more rigorous “short swing trading” prohibitions discussed in Section 12 of this Policy.

4.
YOU MAY NOT TRADE WHILE YOU POSSESS MATERIAL NON-PUBLIC INFORMATION

•
Never trade in Armstrong Securities (including options, derivatives or event contracts involving or based on Armstrong Securities) while you are aware of material non-public information about the Company. Do not purchase, sell or otherwise transact in such Securities directly or indirectly. You also may not disclose or “tip” such information to others who may trade (see Section 10 below).

•
If you are aware of material non-public information relating to the Company, you may not engage in any other action (through derivative contracts, through disclosure to or action through friends or family or otherwise) to take personal advantage of that information, or to pass it on to others.

•
If you believe that you have received information in the course of your employment or affiliation with Armstrong about Armstrong or another public company that is or may be material and non-public, you should not trade or otherwise transact in Armstrong Securities or those of the other public company. If you are uncertain whether information is either material or non-public, you should take the following steps before trading in the Securities of Armstrong or such other public company:

o
Report the matter immediately to the General Counsel.

o
Do not communicate the information to any person inside or outside the Company other than to the General Counsel until you have been advised that communication is appropriate.
o
Do not purchase or sell the Securities until the General Counsel instructs you in writing that such trading is permissible.

This Policy continues to apply to your transactions in Armstrong Securities for so long as you continue to possess or have access to material non-public information, even after you have ended employment or other services to the Company or a subsidiary. If you are aware of material non-public information when your employment or service relationship ends, you may not trade in Armstrong Securities until that information has become public or is no longer material.

Remember, if a Securities transaction becomes the subject of scrutiny, it will be viewed after the fact with the benefit of “20-20” hindsight. And it is difficult, if not impossible, to prove you did not have access to material non-public information that may turn up somewhere in the Company. As a result, before engaging in any transaction, you should carefully consider how it would be viewed by authorities and the public.

5.
TRANSACTIONS IN CERTAIN COMPANY PLANS

a. Transactions Based on Inside Information Are Prohibited.

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

b. Designated Employee Elections and Changes in Investment Options for Future Contributions Are Exempt from Pre-Clearance.

If you are a Designated Employee, your elections or changes of investment options for future contributions to your accounts in such plans are exempt from the pre-clearance process specified in Section 11 of this Policy. Changes in such accounts involving Designated Employees’ existing investments in Armstrong Securities are subject to the blackouts and pre-clearance process specified in Section 11 of this Policy.

6.
TRADING IN OPTIONS AND OTHER DERIVATIVES FOR ARMSTRONG SECURITIES, MARGINING AND OTHER SPECULATIVE ACTIVITY ARE PROHIBITED

a. You May Not Engage in Speculative Transactions Involving Armstrong Securities.

This prohibition encompasses “short sales”, Puts and other trading or hedging activity that anticipates a decline in price or decreases the risks associated with holding Armstrong Securities. These instruments can involve “a bet against the Company”, raise issues about the insider knowledge of the person involved or create a conflict of interest. We should not profit if Armstrong Securities decline in value. Our stock-based compensation plans provide incentives that link our personal gains to the success of Armstrong stock. Allowing our people to profit from a decline in the stock price severs that link.

In addition, Short-Term Trading, trading in Calls and other market options to buy Armstrong Securities or other derivative securities can lead to questions about our motivation and insider knowledge, and undermine confidence in the markets for Armstrong Securities.

Therefore, the following are prohibited:

•
any Short-Term Trading of Armstrong Securities (note that Directors and Executive Officers are also subject to the more rigorous “short-swing trading” prohibitions discussed in Section 12 of this Policy);
•
“short sales” and “selling short against the box” of Armstrong Securities—i.e., the sale of a security that must be borrowed to make delivery or a sale with a delayed delivery;
•
purchases or sales of Puts or Calls involving Armstrong Securities; and
•
trading in all functionally equivalent transactions, and other “hybrid” species of securities based on Armstrong Securities, such as “straddles”, “equity swaps”, “exchange funds” and any other derivative security or contract linked to Armstrong Securities.

b. Borrowing on Margin and Pledging Securities Are Prohibited.

You may not hold Armstrong Securities in a margin account or pledge Armstrong Securities as collateral for a loan. This restriction on purchasing Armstrong Securities on margin does not apply to the “cashless exercise” of stock options (i.e., the exercise of a stock option where the seller sells some of the shares underlying the option to pay the taxes required to be withheld, the exercise price of the options so exercised and/or broker commissions related to the transactions). Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Armstrong Securities, you are prohibited from holding the Armstrong Securities in a margin account or otherwise pledging Armstrong Securities as collateral for a loan.

7.
OTHER RESTRICTIONS

a. Gifts of Armstrong Securities

Gifts of Armstrong Securities are prohibited by individuals that are in possession of material non-public information or during a blackout period (as applicable) unless the donee expressly agrees that it will not transact in the gifted Armstrong Securities while the donor is in possession of material non-public information.

b. Standing and Limit Orders

Except in accordance with an approved trading plan (as discussed below), you may not place open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise not permitted to trade in Armstrong Securities, which may result in inadvertent violations of this Policy and the securities laws.

c. Limitations on the Company

The Company may not, directly or indirectly, buy or sell Armstrong Securities while in possession of material non-public information related to the Company unless such trading activity otherwise complies with all applicable securities laws.

8.
EXCEPTIONS

The only exceptions to this Policy are for:

a.
Receipt and Vesting of Restricted Stock and Options Granted by the Company

The trading restrictions under this Policy do not apply to the acceptance or purchase of restricted stock and options issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of restricted stock or options in accordance with applicable plans and agreements or the exercise of a tax withholding right pursuant to which the Company withholds shares of Armstrong Securities to satisfy tax withholding requirements upon the vesting of any such awards.

b.
Exercise of Stock Options for Cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold Securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any Securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

c.
Investments in Mutual Funds and Indices

The trading restrictions under this Policy do not apply to investments in diversified, widely owned mutual funds in which Armstrong Securities do not represent a significant portion of the holdings of the mutual fund or index.

d.
Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of Securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

e.
Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

f.
Change in Form of Ownership

Transactions that involve merely a change in the form in which you own Securities are permissible with prior Company approval. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

9.
YOU MAY NOT TRADE IN THE SECURITIES OF CERTAIN OTHER COMPANIES

You may not trade in the Securities (including options, event contracts or any other derivatives) of other companies (such as vendors, distributors, customers, acquisition targets and strategic partners) while you have material non-public information about that other company that you received in the course of your affiliation with Armstrong. You also may not disclose or “tip” such information about other companies to others who may trade.

For example (this list is not exhaustive):

•
You may not profit or enable others to profit from a situation where you learn about a planned Armstrong transaction with another company.
•
If you learn of a transaction such as an acquisition or Armstrong investment in another company, you may not trade in its securities.
•
If you are negotiating with a vendor over a major supply contract that could increase or decrease its stock price, you may not trade in its securities.
•
In general, you must not put yourself in a position where your personal investment or trading could compromise or conflict with your duties to Armstrong.
•
If you have responsibility for or influence over Armstrong’s relationship with any other company in which you own Securities, and the price of these Securities could be affected by Armstrong’s decisions, you must disclose this situation to your manager. See Company Policy CP-20.B (“Conflicts of Interest”).

•
You also must observe the requirements of Company Policy CP-20.B Section 2(c) (“Investments/Business Interests”), which limit your ownership of companies that do business with Armstrong.
•
If you have responsibility for or influence over our relationship with a vendor or other third party, you must observe the requirements of Company Policy CP-20.B (“Conflicts of Interest”), and you may not engage in Short-Term-Trading of Securities of that company.

10.
AUTHORIZED CHANNELS FOR PUBLIC DISCLOSURE; REPORTING OF UNAUTHORIZED DISCLOSURES

You may not “tip” information to people who may trade in Armstrong Securities.

See Company Policy CP-70.C (“Disclosure Policy”). Only the Chief Executive Officer and the Chief Financial Officer may approve the disclosure of material non-public Company information. Unless the CEO or CFO designates another spokesperson in a particular case, only an Authorized Spokesperson (as defined in Company Policy CP-70.C (“Disclosure Policy”)) may release information that has been approved by the CEO or CFO for disclosure.

You must forward press, analyst, investor and other inquiries to either the Corporate Communications or the Investor Relations office. You may not share non-public Company information with people outside the Company unless it is a necessary part of your job. The people to whom you disclose it should have a business relationship with us that requires that information and an agreement or other arrangement that requires them to keep it confidential and prevent trading based on the information.

If non-public information is inadvertently disclosed, no matter the circumstances, the person who makes or discovers that disclosure should immediately report the facts to the Legal Department. We may need to make an immediate filing with the SEC.

11.
DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES MAY NOT TRADE DURING “BLACKOUT” PERIODS, AND MUST OBTAIN PRE-CLEARANCE FOR ALL TRANSACTIONS

All directors and executive officers, as well as Designated Employees, must:

(i) not trade or otherwise transact in Armstrong Securities during “blackout” periods that the Company establishes (for reference, the blackout periods for the current fiscal year are available by request from the Legal Department, but blackout periods will generally commence at least two full weeks before the end of the first quarter and four full weeks before the end of each subsequent quarter, and will generally lift two full trading days after the public release of quarterly or annual financial results); and

(ii) obtain written clearance through the Legal Department prior to any transaction involving Armstrong Securities and trade only within the time period authorized in such written pre-clearance.

Persons subject to these requirements will be notified and will be informed of the relevant “blackout” periods and the pre-clearance procedure specified by the Legal Department. This pre-clearance process will help us make timely filings of required trading reports, prevent inadvertent violations and avoid the appearance of improper transactions. Pre-clearance will help avoid trades while the insider is unaware of a pending major development.

Under certain circumstances, the Company may permit directors, executive officers and Designated Employees to utilize a stock trading plan that complies with Rule 10b5-1 of the Exchange Act. Entrance into any such plan, if permitted, and any modification or termination of any existing plan, shall be subject to Company pre-approval. All such pre-approval requests shall be directed to the Company Legal Department. The ability of a director, executive officer or Designated Employee to enter into, modify the terms of or terminate such a plan is subject to the same prohibitions on trading while in possession of material non-public information outlined in this policy.

Trades by directors, executive officers and Designated Employees in Armstrong Securities that are properly executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material non-public information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. As stated in this Policy, however, all Rule 10b5-1 trading plans must be approved in advance in writing by the Legal Department.

12.
DIRECTORS AND EXECUTIVE OFFICERS HAVE SECTION 16(b) FILING AND “SHORT-SWING” TRADING RESTRICTIONS

Directors and executive officers are subject to an additional limitation on their trading: Section 16 of the Exchange Act. If you are subject to this law, the Legal Department will tell you. Directors and executive officers should be aware that most transactions in Company stock, including gifts, are subject to the accelerated two business day reporting requirements under Section 16 of the Exchange Act. It also requires the disgorgement of “short-swing” profits (resulting from a purchase followed by a sale, or a sale followed by a purchase, within a period of less than six months). Section 16 is complex and mechanical and offers few mitigating factors. Therefore, it is imperative that Directors and executive officers obtain clearance from a member of the Legal Department prior to consummating any transaction in Armstrong Securities. Practices specified by the Legal Department to promote compliance with Section 16 must be followed.

13.
LIABILITY OF SUPERVISORS

Company supervisors must take notice of and prevent avoidable insider trading abuses. When you share material non-public information with the Armstrong personnel who work under you, you should remind them of these rules. You could be personally liable if you disregard insider trading by your employees. Questions about this should be directed to the Legal Department, which can assist in training employees and addressing problem situations.

14.
GUIDANCE AND ENFORCEMENT

If you have any questions about specific transactions or compliance with this Policy, contact the Company’s Legal Department. However, ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each individual.

Requests for exemption from the provisions of this Policy should be directed in writing to the Legal Department, which may in extremely limited circumstances, in consultation with the Disclosure Committee, give written approval for a requested transaction on a case-by-case basis.

Violations will be addressed as appropriate under the circumstances, but will be considered serious, and could potentially result in penalties up to and including termination and loss of gains on stock options and restricted stock provided by the Company.

[END OF POLICY]

Policy Number: CP-70.D

Policy Title: Trading in Company Securities by Employees, Officers and Directors

Policy Owner: Austin K. So

Policy Last Reviewed: November 25, 2024